Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of American Greetings Corporation for the registration of debt securities and to the incorporation by reference therein of our report dated April 29, 2011, except for Note 1A, as to which the date is November 14, 2011, with respect to the consolidated financial statements and schedule of American Greetings Corporation and our report dated April 29, 2011, except for the effects of the material weakness described in the sixth paragraph as to which the date is November 14, 2011, on the effectiveness of internal control over financial reporting of American Greetings Corporation, included in its Annual Report (Form 10-K/A) for the year ended February 28, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 15, 2011